Exhibit 99.1

Dendreon Reports First Quarter 2009 Financial Results

SEATTLE, May 6, 2009 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the first quarter ended March 31, 2009.  Revenue for the first quarter of 2009 was $30,000 compared to $31,000 for the quarter ended March 31, 2008.

Dendreon's total operating expenses for the three months ended March 31, 2009 were $17.0 million compared to $19.2 million for the same period in 2008.  The net loss for the quarter ended March 31, 2009 was $15.4 million, or $0.16 per share compared to a net loss for the same quarter of 2008 of $19.5 million, or $0.23 per share. Cash, cash equivalents, short-term, and long-term investments at March 31, 2009 totaled $91.2 million compared to $108.5 million at December 31, 2008.

Recent Events:

•
Reported final analysis of the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) Phase 3 trial for PROVENGE (sipuleucel-T) which demonstrated a statistically significant increase in overall survival.  Data were presented at the American Urological Association (AUA) Annual Meeting.  Based on these data, the Company intends to amend its Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) in the fourth quarter of this year.

•
Presented preclinical data at the AUA meeting announcing that D3263, a small molecule targeting TRPM8 (a transmembrane cation channel protein), reduced the size of the prostate in an animal model of benign prostatic hyperplasia (BPH) alone or in combination with finasteride.

•
Initiated a Phase 1 clinical trial of D3263 in patients with advanced cancer.  The trial is an open-label, dose-escalation study evaluating the safety and pharmacokinetics of orally-administered D3263 targeting TRPM8 in patients with solid tumors that are refractory to standard therapies.

•
Presented data from the PROTECT (PROvenge Treatment and Early Cancer Treatment) or P-11 Phase 3 study suggesting that PROVENGE induces long-term memory immune responses that are durable and can be maintained following boosting.  The results of the study also indicate that CD54 upregulation on Antigen Presenting Cells (APC), a measure of product potency, is a correlate of immune activation.  P-11 is an ongoing Phase 3 clinical trial designed to evaluate the safety and biologic activity of PROVENGE in patients with non-metastatic androgen-dependent (hormone sensitive) prostate cancer who have had a prostate-specific antigen (PSA) recurrence following surgical removal of the prostate..

“The significant benefit in overall survival demonstrated in our Phase 3 IMPACT trial for PROVENGE is a major milestone for the company and puts us one step closer to making PROVENGE available to patients with prostate cancer who currently have few appealing treatment options,” stated Mitchell H. Gold, M.D., president and chief executive officer of Dendreon.  “We look forward to reviewing our commercialization plans for PROVENGE in more detail during a webcast analyst day this summer.”

In lieu of a conference call, the Company will present at several upcoming investor conferences that will be webcast, three of which are later this month and include:

•	Bank of America / Merrill Lynch 2009 Health Care Conference on May 12, 2009

•	Deutsche Bank 34th Annual Healthcare Conference on May 19, 2009

•	Leerink Swann Novel Cancer Therapeutics: Roundtable Conference on May 20, 2009

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response.  Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Jennifer Cook Williams
Investor Relations
Dendreon Corporation
206-829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended March 31,
	2009	2008
	(unaudited)

Revenue	$ 30	$ 31

Operating expenses:
Research and development	11,797	13,478
General and administrative	5,217	5,675
Total operating expenses	17,014	19,153
Loss from operations	(16,984)	(19,122)
Interest income	333	1,137
Interest expense	(1,112)	(1,531)
Gain from valuation of warrant liability	2,379	-
Net loss	$ (15,384)	$ (19,516)

Basic and diluted net loss per share	$ (0.16)	$ (0.23)

Shares used in computation of basic and
diluted net loss per share	95,767	83,313

	March 31,	December 31,
	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$ 59,699	$ 59,523
Short-term investments	29,981	45,638
Long-term investments	1,519	3,386
Total assets	130,074	147,204
Warrant liability	11,811	14,190
Convertible senior subordinated notes	85,250	85,250
Total stockholders' equity	13,380	27,006